SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    Claymore Exchange-Traded Fund Trust 3

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

         2455 Corporate West Drive
         Lisle, Illinois 60532

Telephone Number (including area code): 630-505-3700

Name and Address of Agent for Service of Process:

         Kevin M. Robinson, Esq.

         Mailing Address:
         2455 Corporate West Drive
         Lisle, Illinois 60532

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES /x/         NO / /

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Lisle and State of Illinois on the 20th day of March, 2009.


                                    CLAYMORE EXCHANGE-TRADED FUND TRUST


                                    By:     /s/ J. Thomas Futrell
                                            ------------------------------------
                                            J. Thomas Futrell


Attest:


/s/ Melissa Nguyen
------------------------------------
Melissa Nguyen